UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 22, 2016

Preformed Line Products Company

(Exact name of registrant as specified in its charter)

Ohio	0-31164	34-0676895
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

660 Beta Drive Mayfield Village, Ohio	44143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 461-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2016, Mrs. Barbara P. Ruhlman resigned as a member of the Board of Directors (the “Board”) of Preformed Line Products Company (the “Company”). In recognition of Mrs. Barbara P. Ruhlman’s longstanding service on the Board, the Board designated Mrs. Barbara P. Ruhlman as a Director Emeritus. Mrs. Ruhlman has served on the Board since 1988.

On August 22, 2016, the Board appointed Maegan Ruhlman to the Board to fill the vacancy created by Mrs. Barbara P. Ruhlman’s resignation, and she will serve for the remainder of the term ending at the 2017 annual meeting of shareholders.  Ms. Ruhlman, age 31, is currently the Assistant Director of Alumnae at Laurel School in Shaker Heights, Ohio, where she has worked since 2009. In her role, Ms. Ruhlman works diligently to keep alumnae connected to and engaged with their alma mater, including the coordination of a national day of community service, multiple annual events throughout the course of the year, networking and mentoring opportunities across generations and acting as a school liaison to the Alumnae Board and its various committees. She is also pursuing her Masters of Business Administration at Ohio University, with a concentration in Finance. Additionally, Ms. Ruhlman has a strong desire to give back to her community. She is currently the President and a founding member of the Rainbow Babies & Children’s Foundation Associate Board, having served as Vice President last year, the Associate Board’s first year in existence, following a year-long pilot group to develop the board. She previously worked for the Company between 2003 and 2008 within the Human Resources Department.  Ms. Ruhlman is the daughter of Robert G. Ruhlman, President and CEO of the Company, granddaughter of Barbara P. Ruhlman, and sister to J. Ryan Ruhlman, a director and employee of the Company.

On August 22, 2016, the Board appointed Matthew D. Frymier to the Board to fill a remaining vacancy, also in the class of directors whose term ends at the 2017 annual meeting of shareholders.  Mr. Frymier, age 47, is a Founder of Corrum Capital Management, LLC, an alternative asset management firm in San Francisco, California and Charlotte, North Carolina, where he has served as Senior Advisor since June of 2016.  From December 2013 through June 2016, he was the Managing Partner at Corrum, responsible for leading overall firm management and operations and leading the firm’s direct investment and strategic initiatives.  Prior to that, from October 2010 through December 2013, he was President of Sterling Stamos Capital Management, an alternative asset management firm.  Previously, he held several positions at Bank of America Corporation over his 17-year tenure, including Managing Director – Head of Bank of America Merrill Lynch Global Strategic Capital.  He currently serves as a Director of the Chicago Stock Exchange, where he was elected Chairman in May 2016.  In addition, he is a Director of AltX/Imatchative.

The Board has also appointed Mr. Frymier to be a member of both the Compensation Committee and the Audit Committee. The Board has determined that Mr. Frymier qualifies as an independent director in accordance with the independence standards under the listing standards of the Nasdaq Stock Market and the independence standards for members of the Compensation and Audit Committees.

Ms. Ruhlman and Mr. Frymier will each be entitled to an annual retainer fee of $25,000. Mr. Frymier will also be entitled to an annual retainer of $10,000 and 200 of the Company’s common shares per year, to be paid on the completion of each calendar year, in connection with his service on the Compensation Committee and Audit Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Preformed Line Products Company

Dated: August 22, 2016	By:	/s/ Caroline Vaccariello
Caroline Vaccariello
General Counsel and Corporate Secretary